As filed with the Securities and Exchange Commission on November 2, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NL Industries, Inc.
(Exact name of registrant as specified in its charter)
New Jersey (State or other jurisdiction of incorporation or organization)	13-5267260 (I.R.S. Employer Identification Number)

Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, Texas 75240-2620 (Address of principal executive offices) (Zip code)
NL Industries, Inc. 2023 Non-Employee Director Stock Plan (Full title of the plan)
Jane R. Grimm
Secretary and Associate General Counsel
NL Industries, Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2620
(Name and address of agent for service)
(972) 233-1700
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non‑accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

PART I
INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of this Registration Statement on Form S-8 will be sent or given to plan participants as specified in Rule 428(b)(1) promulgated by the U.S. Securities and Exchange under the Securities Act of 1933, as amended.  Such documents are not required to be filed with the SEC but constitute (along with the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement) a prospectus that meets the requirements of Section 10(a) of the Securities Act.
The following references in this registration statement shall have the following meanings:
“Securities Exchange Act” or “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended;
“SEC” shall mean the U.S. Securities and Exchange Commission;
“Securities Act” shall mean the Securities Act of 1933, as amended; and
“us,” “our,” or “we,” shall mean the registrant, NL Industries, Inc., a New Jersey corporation.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.  Incorporation of Documents by Reference.
The SEC allows us to “incorporate by reference” information into this registration statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC.  The information incorporated by reference is considered to be part of this registration statement, and subsequent information that we file with the SEC will automatically update this registration statement.  We incorporate by reference into this registration statement the documents listed below:
•	our annual report on Form 10-K for the year ended December 31, 2022, as filed on March 8, 2023;

• our quarterly report on Form 10-Q for the quarter ended March 31, 2023, as filed on May 3, 2023;

• our quarterly report on Form 10-Q for the quarter ended June 30, 2023, as filed on August 2, 2023;

•	our quarterly report on Form 10-Q for the quarter ended September 30, 2023, as filed on November 2, 2023;

•	our current reports on Form 8-K filed with the SEC on February 27, 2023, May 9, 2023, May 18, 2023, October 26, 2023 and October 31, 2023, to the extent filed and not furnished;

•
the information specifically incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2022 from our definitive proxy statement on Schedule 14A for our 2023 annual meeting of stockholders, filed with the SEC on March 29, 2023; and

•	the description of our capital stock contained in our current report on Form 8-K filed with the SEC on October 26, 2023, and any subsequent amendments and reports filed to update such description.

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates all securities offered have been granted or that deregisters all remaining securities that have not been granted, shall be deemed to be incorporated by reference into this registration statement and to be a part of this registration statement from the date of the filing of such documents.  We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement (or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference into this registration statement), modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 6.  Indemnification of Directors and Officers.
Applicable Provisions of the New Jersey Business Corporation Act.  We are incorporated under the laws of the state of New Jersey and are governed by the New Jersey Business Corporation Act.  Section 14A:3-5(2) of the New Jersey Business Corporation Act provides that a New Jersey corporation has the power to indemnify a corporate agent (generally defined as any person who is or was a director, officer, employee or agent of the corporation or of any constituent corporation absorbed by the corporation in a consolidation or merger and any person who is or was a director, officer, trustee, employee or agent of any other enterprise, serving as such at the request of the corporation or the legal representative of any such director, officer, trustee, employee or agent) against his or her expenses and liabilities in connection with any proceeding involving such corporate agent by reason of his or her being or having been a corporate agent, other than derivative actions, if:
•	he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and
•	with respect to any criminal proceeding, such person had no reasonable cause to believe his or her conduct was unlawful.
Under Section 14A:3-5(3) of the New Jersey Business Corporation Act, a similar standard of care is applicable in the case of derivative actions, except no indemnification may be provided in respect of any derivative action as to which the corporate agent is adjudged to be liable to the corporation, unless (and only to the extent that) the Superior Court of the state of New Jersey (or the court in which the proceeding was brought) determines upon application that the corporate agent is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.
Section 14A:3-5(4) of the New Jersey Business Corporation Act requires a New Jersey corporation to indemnify a corporate agent for his or her expenses to the extent that such corporate agent has been successful on the merits or otherwise in any proceeding referred to above, or in defense of any claim, issue or matter therein. Except as required by the previous sentence, under Section 14A:3-5(11) of the New Jersey Business Corporation Act, no indemnification may be made or expenses advanced, and none may be ordered by a court, if such indemnification or advancement would be inconsistent with:
•	a provision of the corporation’s certificate of incorporation;
•	its by-laws;
•	a resolution of the board of directors or of the corporation’s shareholders;
•	an agreement to which the corporation is a party; or
•
other proper corporate action (in effect at the time of the accrual of the alleged cause of action asserted in the proceeding) that prohibits, limits or otherwise conditions the exercise of indemnification powers by the corporation or the rights of indemnification to which a corporate agent may be entitled.

Under Section 14A:3-5(6) of the New Jersey Business Corporation Act, expenses incurred by a director, officer, employee or other agent in connection with a proceeding may (except when prohibited as described above (Section 14A:3-5(11)) be paid by the corporation before the final disposition of the proceeding as authorized by the board of directors upon receiving an undertaking by or on behalf of the corporate agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified.
Under Section 14A:3-5(8) of the New Jersey Business Corporation Act, the power to indemnify and advance expenses under the act does not exclude other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a corporate agent may be entitled to under a certificate of incorporation, by-law, agreement, vote of shareholders or otherwise. However, no indemnification may be made to or on behalf of such person if a judgment or other final adjudication adverse to such person establishes that his or her acts or omissions were in breach of his or her duty of loyalty to the corporation or its shareholders, were not in good faith or involved a knowing violation of the law, or resulted in the receipt by such person of an improper personal benefit.
Section 14A:3-5(9) of the New Jersey Business Corporation Act further provides that a New Jersey corporation has the power to purchase and maintain insurance on behalf of any corporate agent against any expenses incurred in any proceeding and any liabilities asserted against him or her by reason of his or her being or having been a corporate agent, whether or not the corporation would have the power to indemnify him or her against such expenses and liabilities under the New Jersey Business Corporation Act.
Applicable Provisions of Our Amended and Restated Certificate of Incorporation.  Article X of our amended and restated certificate of incorporation provides that our directors or officers shall not be personally liable us or our shareholders for damages for breach of any duty owed to us or our shareholders.  However, Article X does not relieve our directors or officers from liability for any breach of duty based upon an act or omission:
•	in breach of such person’s duty of loyalty to us or our shareholders;
•	not in good faith or involving a knowing violation of law; or
•	resulting in receipt by such person of an improper personal benefit.
If the New Jersey Business Corporation Act is subsequently amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then under Article X the liability of our directors or officers is eliminated or limited to the fullest extent permitted by the act as so amended.  Any repeal or modification of Article X by our shareholders shall not adversely affect any right or protection of our directors or officers existing at the time of such repeal or modification.
Applicable Provisions of Our By-Laws.  Among other things, our amended and restated by-laws provide:
•
for indemnification of our directors and officers to the fullest extent permitted by New Jersey law from and against all expenses, liabilities or other matters arising out of their status as such or their acts, omissions or services rendered by such persons in such capacities or otherwise while serving at our request of in any other capacity;

•
that we advance expenses incurred by a director or officer in connection with a legal proceeding upon receipt of an undertaking by the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by us;

•
that if we do not pay a claim for advancement of expenses in full within thirty days after we have received the written claim, the director or officer may at any time thereafter bring suit against us to recover the unpaid amount of the claim and, if successful in whole or in part, the director or officer shall also be entitled to be paid the expenses of prosecuting the claim;

•
the rights of indemnification and advancement of expenses provided by, or granted pursuant to our by-laws shall be a contract right that will survive the termination of any person’s service as a director or officer and any repeal or amendment of the applicable provisions of our by-laws shall not adversely affect any such right of any person existing at the time of such repeal or amendment with respect to any act or omission occurring prior to the time of such repeal or amendment, and further, shall not apply to any proceeding, irrespective of when the proceeding is initiated, arising from the service of such person prior to such repeal or amendment; and

•
to the fullest extent of New Jersey law, we shall have power to purchase and maintain insurance on behalf of any director or officer against any expenses incurred in any proceeding and any liabilities asserted against him or her and incurred by him or her by reason of his or her being or having been a director or officer, whether or not we would have the power to indemnify him or her against such expenses and liabilities under the provisions of our by-laws or New Jersey law.

This summary of our amended and restated certificate of incorporation and by-laws is qualified in its entirety by the actual language of our certificate of incorporation and by-laws, which language is incorporated herein by reference to such documents as referred to in the exhibit index to this filing.
Indemnification Agreements.  As permitted by New Jersey law, we have entered into indemnity agreements with each of our directors and executive officers that require us to indemnify such persons from and against all expenses, liabilities or other matters arising out of their status as such or their acts, omissions or services rendered by such persons in such capacities or otherwise while serving at the request of the company in any other capacity, to the fullest extent permitted by applicable New Jersey law.  The indemnification agreements generally provide our officers and directors with the same level of indemnification rights as currently provided in our governing documents, and sets forth the processes and procedures by which such indemnification is provided.
Insurance.  Additionally, we have in effect director and officer liability insurance.
Item 8.  Exhibits.
Exhibit	Description of Exhibit

4.1
Certificate of Amended and Restated Certificate of Incorporation of NL Industries, Inc. dated May 22, 2008 — incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on May 23, 2008

4.2	Amended and Restated Bylaws of the registrant as of October 26, 2023 — incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on October 26, 2023
4.3	NL Industries, Inc. 2023 Non-Employee Director Stock Plan — incorporated by reference to Exhibit 10.1 to the registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023
5.1*	Opinion of Jane R. Grimm
23.1*	Consent of Jane R. Grimm (included in Exhibit 5.1)
23.2*	Consent of PricewaterhouseCoopers LLP
24.1*	Power of Attorney (see the initial signature page of this registration statement).
107*	Filing Fee Table

* Filed with this registration statement.
Item 9.  Undertakings.
A. The undersigned registrant hereby undertakes:
(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;
(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, state of Texas, on November 2, 2023:
NL Industries, Inc.

By:/s/ Amy Allbach Samford
Amy Allbach Samford
Executive Vice President and Chief Financial Officer
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Courtney J. Riley, Amy A. Samford, and Jane R. Grimm, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits, thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Loretta J. Feehan Loretta J. Feehan	Chair of the Board (non-executive)	November 2, 2023

/s/ Michael S. Simmons Michael S. Simmons	Vice Chairman and Director	November 2, 2023

/s/ Courtney J. Riley Courtney J. Riley	President and Chief Executive Officer and Director (Principal Executive Officer)	November 2, 2023

/s/ John E. Harper John E. Harper	Director	November 2, 2023

/s/ Kevin B. Kramer Kevin B. Kramer	Director	November 2, 2023

/s/ Meredith W. Mendes Meredith W. Mendes	Director	November 2, 2023

/s/ Cecil H. Moore, Jr. Cecil H. Moore, Jr.	Director	November 2, 2023

/s/ Thomas P. Stafford Thomas P. Stafford	Director	November 2, 2023

/s/ Amy Allbach Samford Amy Allbach Samford	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	November 2, 2023

/s/ Amy E. Ruf Amy E. Ruf	Vice President and Controller (Principal Accounting Officer)	November 2, 2023